Registration No. 333-

As filed with the Securities and Exchange Commission on August 4, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGNEX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2713778
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

One Vision Drive

Natick, Massachusetts 01760

(508) 650-3000

(Address of Principal Executive Offices)

Cognex Corporation

2007 Stock Option and Incentive Plan

As Amended and Restated

(Full Title of the Plan)

Robert J. Willett

President and Chief Executive Officer

Cognex Corporation

One Vision Drive

Natick, Massachusetts 01760

(508) 650-3000

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Lisa R. Haddad, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.002 per share(3)	2,000,000	$45.565	$91,130,000	$10,590

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $.002 per share (“Common Stock”), to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described herein, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices on the NASDAQ Global Select Market on July 31, 2015.
(3)	This registration statement also relates to the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Company, which are attached to issued shares of Common Stock, pursuant to the terms of the Shareholder Rights Agreement dated December 5, 2008. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock or book-entry form along with the Common Stock, and will be transferred only with such Common Stock.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Cognex Corporation (the “Company”) to register an additional 2,000,000 shares of common stock, par value $.002 per share, that may be offered or sold pursuant to the Company’s 2007 Stock Option and Incentive Plan, as Amended and Restated (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014, as filed with the Commission on February 12, 2015;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended April 5, 2015, as filed with the Commission on May 4, 2015, and for the quarterly period ended July 5, 2015, as filed with the Commission on August 3, 2015;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 12, 2015 (Item 5.02 only), April 17, 2015, May 4, 2015 (Item 8.01 only), June 8, 2015 (Item 8.01 only), July 9, 2015 (Item 2.01 and Exhibit 99.1 only), and August 3, 2015 (Item 8.01 only);

(d)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, as filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description; and

(e)	The description of the Company’ preferred stock purchase rights contained in the Company’s registration statement on Form 8-A, as filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendments thereto or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included a similar provision in its articles of organization.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the corporation unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation. As noted below, the Company has provided for director indemnification in its articles of organization and by-laws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the by-laws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Company has provided for officer indemnification in its by-laws.

The Company’s by-laws, as amended and restated, provide that, except as limited by law or otherwise provided in the by-laws, each director or officer of the Company (and his heirs and personal representatives) shall be indemnified by the Company against any expense incurred in connection with each proceeding in which he is involved as a result of his serving or having served as a director or officer. The by-laws further provide that no indemnification shall be provided to a director or officer with respect to a proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. The Company will pay sums on account of indemnification in advance of a final disposition of a proceeding upon receipt of an undertaking by the director or officer to repay such sums if it is subsequently established that he is not entitled to indemnification.

The by-laws do not limit the power of the board of directors to authorize the purchase and maintenance of insurance on behalf of any director or officer against any expense whether or not the Company would have the power to indemnify such director or officer against such expense under the by-laws.

The Company has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that the Company indemnify its directors to the fullest extent provided by law and advance to directors certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Natick, the Commonwealth of Massachusetts on this 4th day of August, 2015.

COGNEX CORPORATION

By:	/s/ Robert J. Willett
Name:	Robert J. Willett
Title:	President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Willett and Richard A. Morin his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Shillman	Chairman of the Board of Directors and Chief Culture Officer	August 4, 2015
Robert J. Shillman

/s/ Robert J. Willett	President, Chief Executive Officer and Director (principal executive officer)	August 4, 2015
Robert J. Willett

/s/ Richard A. Morin	Executive Vice President of Finance and Administration and Chief Financial Officer	August 4, 2015
Richard A. Morin
(principal financial and accounting officer)

/s/ Patrick A. Alias	Director	August 4, 2015
Patrick A. Alias

/s/ Theodor Krantz	Director	August 4, 2015
Theodor Krantz

/s/ Jeffrey B. Miller	Director	August 4, 2015
Jeffrey B. Miller

/s/ J. Bruce Robinson	Director	August 4, 2015
J. Bruce Robinson

/s/ Anthony Sun	Director	August 4, 2015
Anthony Sun

/s/ Reuben Wasserman	Director	August 4, 2015
Reuben Wasserman

EXHIBIT INDEX

Exhibit	Description

4.1	Restated Articles of Organization, as amended (incorporated herein by reference to Exhibit 3A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Commission on February 11, 2013).

4.2	Articles of Amendment to Articles of Organization establishing Series E Junior Participating Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3.1 of the Company’s registration statement on Form 8-A filed with the Commission on December 5, 2008).

4.3	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 10, 2013).

4.4	Specimen Certificate for Shares of Common Stock (incorporated herein by reference to Exhibit 4 of the Company’s registration statement on Form S-1, Registration No. 33-29020).

4.5	Shareholder Rights Agreement, dated December 4, 2008, between the Company and National City Bank (incorporated herein by reference to Exhibit 4.1 to the Company’s registration statement on Form 8-A filed on December 5, 2008).

5.1*	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on signature pages).

99.1	Cognex Corporation 2007 Stock Option and Incentive Plan, as Amended and Restated (incorporated herein by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 5, 2015, as filed with the Commission on August 3, 2015).

*	Filed herewith